UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            November 7, 2006

THE STEAK N SHAKE COMPANY (Exact name of registrant as specified in its charter)

INDIANA	37-0684070
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana 46204 (317) 633-4100
(Address and telephone number of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

  On November 7, 2006, the Board of Directors' compensation committee agreed to changes in the compensation of certain officers.  Listed  below are base salaries for the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") identified in the last proxy statement.  Mr. Gilman’s salary will be reduced from $500,000 to the noted $150,000 effective on the date of the next annual meeting of shareholders, which is scheduled for February 7, 2007, when he becomes non-executive chairman. Mr. Reinwald’s salary change is effective March 1, 2007. Mr. Blade’s salary change is effective February 1, 2007

Name	Salary	Bonus Level
Alan B. Gilman, Chairman	$150,000	0%
Peter M. Dunn, President and Chief Executive Officer	$600,000	70%
Jeffrey A. Blade, Senior Vice President, CFO	$309,000	40%
Gary T. Reinwald, Executive Vice President	$122,500	28%
Gary S. Walker, Senior Vice President	$240,000	40%

Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's Incentive Bonus Plan (the “Plan”). The Board of Directors has established targeted earnings and sales growth goals for the 2007 fiscal year, the achievement of which will trigger payments under the Plan. The Named Executive Officers have targeted bonus percentage levels as set forth above. Bonuses are determined based on the Company’s actual earnings and sales results as compared to the targeted goals. No bonus is paid for performance below a minimum threshold, and the payment is reduced substantially for performance below the targets. The maximum amount payable under the Incentive Bonus Plan is 2.5 times the individual bonus percentage level, if Company and individual performance are substantially above the targeted earnings and sales goals.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                THE STEAK N SHAKE COMPANY

                                                                  By:    /s/ Jeffrey A. Blade

                                                                                  Jeffrey A. Blade,

                                                                                  Senior Vice President and Chief Financial Officer

                                                                                  Dated: November 13, 2006